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                              INDEX OF ATTACHMENTS
                                     ITEM 77



SUB-ITEM 77C      Submission of Matters to a Vote of Security Holders

SUB-ITEM 77I      Terms of new or amended securities

SUB-ITEM 77M      Mergers

SUB-ITEM 77O      Transactions Effected Pursuant to Rule 10f-3

SUB-ITEM 77Q1     EXHIBIT (a):  Amendment to registrant's Declaration of Trust

                  EXHIBIT (b):  Investment policy of registrant

                  EXHIBIT (d):  Constituent instruments defining the rights of holders of new classes of securities

                  EXHIBIT (e):  New or amended advisory contracts

                  EXHIBIT (g):  Merger or Consolidation Agreements
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                     ATTACHMENT FOR CURRENT FILING OF N-SAR
                                  SUB-ITEM 77C
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      (a)   A Special Meeting of the Shareholders of Manufacturers Investment
            Trust (the "Trust) was held at the Trust's principal office at 73 Tremont Street, Boston Massachusetts on June 18, 2004 at 10:00 a.m.

      (b)   Not Applicable

      (c)   Proposals

Proposal 1

                  Approval of Agreement and Plan of Reorganization (the "Plan") providing for the acquisition of all of the assets, subject to all of the liabilities, of the International Index Trust (the "Acquired Fund"), a separate series of MIT, by and in exchange for Series I and Series II shares of the International Equity Index Fund (the "Acquiring Fund"), a separate series of the John Hancock Variable Series Trust I ("JHVST").

At the meeting, the proposal was approved by shareholders of each Portfolio. The number of votes cast FOR or AGAINST or which ABSTAINED from voting is set forth below for each proposal:

                                                     SHARES
-------------------------        -----------------------------------------------
  PORTFOLIO                      FOR                AGAINST          ABSTAINED
-------------------------        -------------      -----------      -----------
  PROPOSAL 1

International Index Trust        7,521,314.680      343,828.491      462,870.829

      (d) A Special Meeting of the Shareholders of Manufacturers Investment Trust (the "Trust) was held at the Trust's principal office at 73 Tremont Street, Boston Massachusetts on April 30, 2004 at 10:00 a.m.

      (e)   Not Applicable

      (f)   Proposals

Proposal 1

Approval of Agreement and Plan of Reorganization providing for the acquisition of all of the assets, subject to all of the liabilities, of (1) the Quantitative Equity Trust (a "Transferor Portfolio") by and in exchange for shares of the U.S. Large Cap Trust (an "Acquiring Portfolio") and (2) the Balanced Trust (a "Transferor Portfolio") by and in exchange for shares of the Income & Value Trust (an "Acquiring Portfolio"). (Shareholders of each of the Quantitative Equity Trust and the Balanced Trust will vote separately on Proposal 1.)

At the meeting, the proposal was approved by shareholders of each Portfolio. The number of votes cast FOR or AGAINST or which ABSTAINED from voting is set forth below for each proposal:

                                                    SHARES
-------------------------      -------------------------------------------------
  PORTFOLIO                    FOR                AGAINST          ABSTAINED
-------------------------      --------------     -----------      -------------
  PROPOSAL 1

Quantitative Equity Trust      16,088,903.038     469,833.384      1,265,956.578
Balanced Trust                  10,893439.742     525,984.893        891,543.365

                     ATTACHMENT FOR CURRENT FILING OF N-SAR
                                SUB-ITEM 77I (b)